EXHIBIT 10.01

LICENSING, MANUFACTURING AND DISTRIBUTION AGREEMENT

THIS LICENSING, MANUFACTURING AND DISTRIBUTION AGREEMENT ("Agreement") is made this 30th day of April, 2012 (the “Effective Date”), by and between Onteco Corporation, a Nevada corporation, its wholly-owned subsidiary, NexPhase Lighting, Inc., a Florida corporation, and the successors and assigns of each, (collectively, “Onteco” or "ONTC"), with its principal office at 19495 Biscayne Blvd., Suite 411, Aventura, Florida 33180, and JARLYN S.A, (“JARLYN”) an Uruguayan corporation, with its principal office at  Juncal 1305, piso 21, Montevideo, Uruguay, filed at the Uruguayan Registro de Personas Jurídicas, Sección Comercio date of January 21st, 2011, under number 868, published accordingly the Law in the Official Gazette and Montevideo Judicial journal. (ONTC and JARLYN may be referred to herein collectively as the “parties”, or individually as a “party”.)

RECITALS:

A. ONTC is the developer, manufacturer and sole owner of certain U.S. Patent rights for  specific technologies herein being licensed (“Licensed Technologies”), as set forth on Schedule 1 attached hereto and made a part hereof, and Trade Marks (as hereinafter defined).

B. JARLYN desires to be designated and appointed the exclusive licensee, manufacturer, distributor and reseller to market and sell the Licensed Technologies in the Territory (as hereinafter defined), with rights to use the Trade Marks, and ONTC desires to designate and appoint JARLYN to market and sell such Licensed Technologies in the Territory and use the Trade Marks, pursuant to the terms, conditions and provisions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration as herein defined, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The parties hereto acknowledge and warrant that the preceding Recitals are true and correct and are incorporated herein by this reference.

2. Definitions.

(a) “Trade Marks” means the U.S. trademarks “NexPhase” and “NexSense” as used by Onteco Corporation and NexPhase Lighting, Inc.

(b) “Patent and/or Patents” means any patent or “patent pending” as filed by Onteco Corporation or its subsidiary, NexPhase Lighting, Inc., or either’s affiliates, representatives, agents or assigns, with the U.S. Department of Patent and Trademarks, as relates to any and all of the Licensed Technologies, or derivative products and applications thereof.

(c) “Territory” means the Oriental Republic of Uruguay. The Territory may be changed from time to time by mutual written agreement of the parties.

3. Grant of License and Rights to JARLYN by ONTC; Acceptance by JARLYN

(a) Subject to the terms and conditions hereof, ONTC hereby grants JARLYN an exclusive license to the Licensed Technologies, for the “Term” (as hereinafter defined) of this Agreement, for the manufacturing and distribution of the Licensed Technologies, and for the use of the Trade Marks in the Territory. JARLYN hereby accepts such licensing, manufacturing, distribution and usage rights.

(b) ONTC hereby grants JARLYN exclusive distribution rights, for its direct sale and resale to resellers or other channels, of the Licensed Technologies in the Territory, and for the use by it, and its resellers and other channels of the Trade Marks, for the Term of this Agreement. Such rights as herein defined do not include any right to sublicense manufacturing, marketing or sales of any or all of the Licensed Technologies, without the expressed written approval in advance of Onteco Corporation and its subsidiary, NexPhase Lighting, Inc., and Onteco Corporation and NexPhase Lighting, Inc. being party to any resultant sublicensing agreement.  JARLYN acknowledges and understands that any such sublicense may result in ONTC, in its sole option and judgment, amending the terms and conditions of this Agreement.

(c) Ownership and all rights, title, interest and property including those to the Patents as pertains to each of the Licensed Technologies and Trade Marks shall belong to and remain with ONTC except for those rights specifically granted in this Agreement. It is expressly agreed that JARLYN shall not obtain any rights to the Trade Marks, or to each or any of the Licensed Technologies, in whole or in part, other than that of licensee, distributor and reseller for and in the Territory. All such rights of JARLYN shall be in accordance with this Agreement.

4. Duties of JARLYN. During the Term of this Agreement, provided ONTC has performed its obligations as required hereunder, JARLYN covenants as follows:

(a) JARLYN shall use its best efforts to manufacture market and sell the Licensed Technologies in the Territory. Any and all manufacturing of the Licensed Technologies will be consistent with product manufacturing standards and specifications as defined and changed from time to time, by ONTC.

(b) JARLYN shall make and deliver to ONTC any and all payments as required in this Agreement in U.S. dollars.

(c) JARLYN shall exercise its rights for the manufacturing, marketing and sales of the Licensed Technologies and use of the Trade Marks in accordance with the legal requirements of each country and/or jurisdiction where any Licensed Technologies are produced or offered for sale.

(d) JARLYN will execute all documents, forms and authorizations, and depose to or swear all declarations or oaths which may be necessary for licensing and/or registering the Licensed Technologies and Trade Marks.

(e) JARLYN, JARLYN, working with ONTC, shall take any and all measures and actions to confirm and protect JARLYNs license to the Licensed Technologies and Trade Marks in the  erritory; defend any oppositions, revocation or legal actions brought by third parties against the Licensed Technologies and Trade Marks and JARLYNs rights therein; and bring any oppositions, revocations or legal actions against third parties in the Territory for infringement of rights granted in connection with the Licensed Technologies and Trade Marks, or for passing off in connection with the Licensed Technologies and Trade Marks, provided that ONTC shall bear all expenses of any kind in this regards.

(f) JARLYN recognizes and acknowledges that ONTCs financial data; contractual information; computer software and hardware; intellectual property rights; trade secrets, present and future plans and strategies; and all other proprietary information (collectively, Information) are valuable, special and unique assets of ONTC. Without the express prior written consent of ONTC, at no time shall JARLYN, either during the term of this Agreement or thereafter, disclose any such Information, other than information which has entered into the public domain not by any breach of this agreement, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. The parties hereto acknowledge and agree that a breach of this subsection will result in damage to ONTC, for which there will be no adequate remedy at law. In the event that litigation is necessary to enforce this provision, the prevailing party shall be entitled to reimbursement of its attorneys fees and costs, including appeals. The covenants, warranties, agreements and terms of this paragraph shall survive the expiration or termination of this Agreement.

(g) JARLYN, and any of its affiliates, representatives, agents of assigns, agrees not to attempt to directly or indirectly compete, circumvent, avoid, bypass, or obviate the intent, purpose and spirit of this Agreement.

5. Duties of ONTC. During the Term of this Agreement, ONTC covenants as follows:

(a) ONTC will execute all documents, forms and authorizations, and depose to or swear all declarations or oaths which may be necessary for licensing the Licensed Technologies and Trade Marks in favor of JARLYN or of conferring on JARLYN all rights of action in relation to any passing off or infringements by third parties at the date hereof.

(b) JARLYN shall have and enjoy quiet possession of the Licensed Technologies uninterrupted or undisturbed by ONTC or any person claiming under or in trust for ONTC.

(c) ONTC, at its sole expense wherein the cause of action originates against ONTC, shall take any and all measures and actions to confirm and protect JARLYN’s license of the Licensed Technologies and Trade Marks in the Territory; defend any oppositions, revocation or legal actions brought by third parties against the Licensed Technologies and Trade Marks and JARLYN’s rights therein.

(d) From and after the Effective Date, provided this Agreement is still in effect, ONTC will not register or use or assist any third parties to register or use the Licensed Technologies and Trade Marks in the Territory and nothing in this Agreement shall be construed as entitling ONTC or any other person or entity deriving title through ONTC to export lighting products or technologies, and similarly purposed matter, bearing the Licensed Technologies or Trade Marks, collectively or individually ( or any mark confusingly similar therewith) to the Territory, or to import any lighting products or technologies, or similarly purposed matter, bearing any of the Licensed Technologies or Trade Marks, collectively or individually (or any mark confusingly similar therewith) from the Territory.

(e) ONTC, in its sole judgment to do so, will assist JARLYN, at JARLYN’s request, to make files or other papers and information available to JARLYN which will enable or assist JARLYN in:

(i)	Confirming and protecting JARLYN’s license of the Licensed Technologies and TradeMarks in the Territory.

(ii)
Filing any and all fresh applications that may be required from time to time by governmental or other regulatory process in any part of the Territory in order to register the Licensed Technologies and Trade Marks in the Territory.

(iii)	Defending any oppositions, revocation or legal actions brought by third parties against theLicensed Technologies and Trade Marks.

(iv)
Bringing any oppositions, revocations or legal actions against third parties in the Territory for infringement of the Licensed Technologies and Trade Marks, or for passing off in connection with the Trade Marks.

The expense of providing the above (i) to (iv) to JARLYN shall be borne by ONTC.

(f).  ONTC recognizes and acknowledges that JARLYN’s financial data; contractual information; computer software and hardware; trade secrets, intellectual property rights; present and future plans and strategies; and all other proprietary information (collectively, “Information”) are valuable, special and unique assets of JARLYN. Without the express prior written consent of JARLYN, at no time shall ONTC, either during the term of this Agreement or thereafter, disclose any such Information, other than information which has entered into the public domain not by any breach of this agreement, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. The covenants, warranties, agreements and terms of this paragraph shall survive the expiration or termination of this Agreement.

6. Compensation by JARLYN to ONTC.

In return for the granting of the license and rights pertaining to the Licensed Technologies and Trade Marks to JARLYN by ONTC under the terms and conditions of this Agreement, JARLYN shall compensate ONTC by:

(a)  The issuance to ONTC within three (3) days of the Effective Date of one million (1,000,000) shares of a common stock of a publicly traded company acceptable to ONTC, wherein such shares are fully-paid, non-assessable, and lawfully issued.

(b) In addition to “(a)” above, the payment of two hundred thousand dollars ($200,000 U.S.) as a one-time cash licensing fee (the “Fee”) to ONTC for the Term of this Agreement.

(c) Payment of a royalty of ten percent (10%)   of all gross revenues received by JARLYN, its affiliates, representatives, agents, successors or assigns, in connection, directly or indirectly, with the sales, installation and service of the Licensed Technologies in the Territory (the “Royalty” or “Royalties”).  Any and all Royalties shall be due and payable in full for the month in which such gross revenues are received, by the fifteenth (15th) of the following month.

7. Warranties and Representations.

(a) ONTC’s hereby represents and warrants to JARLYN as follows:

(i) ONTC is a company duly registered, and validly existing under the laws of the state of Nevada, United States.

(ii) To the best of the knowledge and belief of ONTC, there is nothing which in any way prevents this Agreement from being a valid and enforceable obligation of ONTC.

(iii) There are no existing licenses, consents, or other rights granted to third parties or organizations, affiliated or unaffiliated with ONTC in the Territory, which conflict with the terms of this Agreement that have not been disclosed to JARLYN in writing. ONTC will not make the ability available to any other entity to resell the Technologies.

(iv)   ONTC has good and marketable title to the Licensed Technologies free and clear of all liens and encumbrances.

(v) ONTC is not aware of any infringement or passing off of the rights of third parties by the use of the Licensed Technologies and/or Trade Marks in the Territory or any violation of applicable laws or regulations affecting any of the Licensed Technologies and/or Trade Marks in the Territory. Without prejudice to the generality hereof, to the best of ONTC’s knowledge, no agreements or arrangements relating to the Licensed Technologies and/or Trade Marks has been, or ought to be, registered or notified with any appropriate governmental or other regulatory authority.

(vi)   There will be no residual payments outstanding on any of the Licensed Technologies as of the Effective Date, in respect to license fees, royalties, or other payments payable to third parties.

(vii)  The sale of Licensed Technologies based on the Licensed and the licensing thereof, will not infringe any third party’s rights of any nature whatsoever.

(viii) To the best of ONTC’s knowledge, none of the Licensed Technologies contain material which will invade the privacy of any third parties.

(ix) ONTC has complied, and will comply, at all times with all applicable laws, rules and regulations of governmental authorities, and has the full and exclusive right to grant the license and rights hereunder to JARLYN.

(b) JARLYN hereby represents and warrants to ONTC as follows:

(i). JARLYN is a corporation, duly registered to do business in Uruguay, and validly existing under the laws of Uruguay and shall remain as such during the Term of this Agreement.

(ii). To the best of its knowledge and belief, there is nothing, which in any way prevents this, Agreement from being a valid and enforceable obligation of JARLYN.

(iii). JARLYN is not aware of any infringement or passing off of the rights of third parties by the use of the Licensed Technologies and/or Trade Marks in the Territory or any violation of applicable laws or regulations affecting any of the Licensed Technologies and/or Trade Marks in the Territory. Without prejudice to the generality hereof, to the best of their knowledge no agreements or arrangements relating to the Licensed Technologies and Trade Marks have been or ought to be registered or notified to any relevant governmental or other regulatory authority. JARLYN shall immediately advise ONTC of the existence or potential of such infringement, upon JARLYN’ knowledge thereof.

(iv). The sale of Licensed Technologies and their licensing will not infringe on any third party’s rights of any nature whatsoever.

(v). To the best of JARLYN’s knowledge, none of the Licensed Technologies contain material which will invade the privacy of any third parties.

(c). Disclaimer of Warranty.  EXCEPT FOR THE EXPRESS WARRANTIES  SET FORTH ABOVE, NEITHER PARTY GRANTS ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE LICENSED TECHNOLOGIES, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. ONTC GRANTS NO WARRANTIES TO JARLYN’S END USER CUSTOMERS, AND JARLYN SHALL NOT PASS THROUGH TO ITS END USER CUSTOMERS ANY OF THE WARRANTIES SET FORTH IN THE AGREEMENT.

8. Effective Date; Term; Termination.

(a). The effective date of this Agreement is the first date written above defined as the Effective Date.

(b). The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until for a period of approximately 7 years or until December 31, 2019 (the Termination Date”) or until terminated in accordance with the provisions of this Agreement. Within ninety (90) days prior to the Termination Date, unless terminated earlier in accordance with the provisions of this Agreement, this Agreement may be renewed by the parties hereto in writing for subsequent periods each period of which shall not be less than one (1) year in duration.

(c). Either party may terminate this Agreement only upon a breach by the other party hereto of any of such party’s obligations hereunder, by providing the other party with not less than ninety (90) days advance written notice of termination; provided, however, that the party desiring to terminate the agreement advise the other party in writing of the breach, specifying same, whereupon the breaching party shall have a thirty (30) day period in which to cure a monetary breach and a forty-five (45) day period to cure a non-monetary breach. To the extent each such breach is cured within the time periods granted hereunder, this Agreement may not be terminated except as provided for below. For the purposes hereof, a “breach” shall be deemed to include, without limitation, the following: insolvency, bankruptcy or its equivalent (voluntary or involuntary); violation of applicable licensing, copyright and/or trademark rights; and any violation of any governmental rules or regulations affecting either party hereto.

(d). JARLYN may terminate this Agreement for any reason upon ninety (90) days prior written notice delivered to ONTC, subject to Paragraph 8(b) hereof. However in the event of any such termination by JARLYN per this paragraph, any and all consideration either paid, or owed to ONTC shall be considered as earned by ONTC and therein retained or  collectible by ONTC per the terms and conditions of this Agreement.

(e). Upon the expiration or termination of this Agreement, JARLYN shall immediately cease the advertising, marketing, and all activity related to the Licensed Technologies and Trade Marks and shall not make any further use of them (or any portion thereof). In addition, JARLYN's obligations regarding nonuse and nondisclosure of ONTC's confidential information and trade secrets relative to the Licensed Technologies shall survive the expiration or termination of this Agreement and shall remain in effect for so long as such information shall remain proprietary to ONTC.

(f). Each party’s representations and warranties made herein in Section 7 shall survive the expiration or termination of this Agreement.

9. Indemnification.

JARLYN and ONTC each hereby indemnify and hold the other harmless against any and all claims, demands, actions, obligations, costs and expenses incurred by the other (including, but not limited to, attorneys' fees and costs through all pre-trial, trial, appellate and post-judgment proceedings) which arise out of their respective activities  or performance under this Agreement or any breach of their respective obligations hereunder. In addition, ONTC indemnifies and holds JARLYN harmless against any and all claims, demands, actions, obligations, costs and expenses incurred (including, but not limited to, attorneys' fees and costs through  all pre-trial, trial, appellate  and post-judgment proceedings) which arise from any action taken by a third party or entity, including, but not limited to, any governmental entities involved in any form of consumer protection and/or enforcement, related directly or indirectly to any form of product liability or other such related claims, suits or actions that may result from any consumers appropriate or inappropriate use or interpretation of the Licensed Technologies and their respective content. The terms and conditions of this Section 9 shall survive the Term of this Agreement.

10. Limitation of Liability.

IN NO EVENT, INCLUDING ANY BREACH OF A FUNDAMENTAL TERM OR A FUNDAMENTAL BREACH OF THIS AGREEMENT, SHALL EITHER PARTY TO IT BE LIABLE IN EXCESS OF ONE MILLION ($1,000,000) DOLLAR, FOR ANY LOSS OF BUSINESS OR OPPORTUNITY, LOSS OF DATA, OR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS OF LIABILITY ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE COMPANIES AND IN THEIR ABSENCE THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT. NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS DO NOT APPLY TO THE PARTIES OBLIGATIONS UNDER SECTIONS 9 (INDEMNIFICATION) AND SECTION 4 (f) AND 5 (f) PERTAINING TO THE INFORMATION.

11. General Provisions.

(a).    This Agreement, together with any Schedule hereto, constitutes the entire agreement between ONTC and JARLYN with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties relative to this Agreement. This Agreement may not be amended or modified in any way except in writing signed by the parties to this Agreement.

(b).   This Agreement shall be for the benefit of binding the parties hereto and any successors to either party, such as in a change of control of either company.

(c).    This Agreement shall be for the benefit of binding the parties and their assigns. ONTC shall not assign, pledge, hypothecate or transfer its interest in this Agreement, or delegate its duties hereunder, without the express, prior written consent of JARLYN. (A change of control of either party shall not qualify under this paragraph. See paragraph “b” preceding.)

(d).   Any and all disputes or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with Title 9 of the United Stated Code and the Commercial Arbitration Rules of the American Arbitration Association (the “Association”). If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association. Arbitration shall take place in Broward County, Florida or any other location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon the parties hereto and any court of competent jurisdiction may enter all persons claiming under and through them, and judgment thereon. The parties to such arbitration shall pay the fees and expenses of the arbitrator equally.

(e).    This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida, without reference to its conflict of laws principles. Any and all proceedings which shall arise between the parties hereto regarding this Agreement shall be held in Broward County, Florida.

(f).     In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorneys' and paralegals' fees and costs through and including all trial and appellate levels and post-judgment proceedings.

(g).    All terms and words used in this Agreement, regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

(h).   The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(i).     No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall  not  be  deemed  to  be  a continuing or future waiver.

(j).    The parties hereto shall cooperate with one another at reasonable times and on reasonable conditions and shall promptly execute and deliver such instruments and documents as may be reasonably necessary in order to fully carry out the intent and purposes of this Agreement and the relationship contemplated hereunder.

(k).   This Agreement and each parties performance of its obligations and covenants hereunder are intended to be performed in accordance with, and only to the extent permitted by, all applicable Federal, state and local laws, ordinances, rules, and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

(l).     Any and all notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by US Postal Service or sent by recognized overnight carrier, addressed to the parties at the addresses first set forth above. The address of a party to which notices or other communications shall be mailed may be changed from time to time by written notice to the other party.

(m).  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

12. Survival.   The provisions of Section 3 (c) (“Ownership and…”), Section 4 (g) (“JARLYN, and any of its affiliates,…”), Section 7 (“Warranties and Representations”), Section 9 (“Indemnification”), Section 4 (g) and 5(f) pertaining to “Information “ of each party, Section 10 (“Limitation of Liability”), and Section 11 (“Survival”) shall survive the termination of this Agreement for any reason.

(Signature Page Follows.)

IN WITNESS WHEREOF,the parties hereto have caused this Agreement to be executed as of the Effective Date.

SCHEDULE 1

The following are the Licensed Technologies:

Product Description
1	1x4 NexSense Troffer
2	2x2 NexSense Troffer
3	2x4 NexSense Troffer
4	4 Foot NexSense linear cove fixture
5	4 Foot NexSense linear landing fixture
6	6 Inch NexSense recessed can fixture
7	8 Inch NexSense recessed can fixture